Exhibit 3.2

Organizational Regulations

of

Aebi Schmidt Holding AG

with registered office in Frauenfeld, Switzerland

(the "Company")

effective 1 July 2025

1	General provisions	4
1.1	Principles and scope of application	4
1.2	Executive Bodies	4
1.3	Organization of the Group	4

2	The Board of Directors	5
2.1	Constitution	5
2.2	Responsibilities	5
2.2.1	Principle	5
2.2.2	Powers and duties	5
2.2.3	Delegation of management	7
2.2.4	Performance assessment	7
2.3	Meetings of the Board of Directors	7
2.3.1	Frequency	7
2.3.2	Convocation	7
2.3.3	Place	7
2.3.4	Invitation	7
2.3.5	Agenda items	7
2.3.6	Chairpersonship	8
2.3.7	Representation	8
2.4	Resolutions	8
2.4.1	Attendance quorum	8
2.4.2	Majority and casting vote	8
2.4.3	Resolutions by written consent	9
2.5	Minutes	9
2.6	Information and right to information of the Board of Directors	9
2.6.1	Documents	9
2.6.2	Right to request information	9
2.6.3	Inspection rights	10

3	The Chairperson	10

4	The Vice-Chairperson	11

5	The Lead Independent Director	11
5.1	Appointment	11
5.2	Powers and duties	11

6	The Board Committees	12
6.1	Board Committees and ad-hoc Board Committees	12
6.2	Charters	12
6.3	Composition	13
6.4	Term	13

7	The CEO	13
7.1	Appointment	13
7.2	Powers and duties	13
7.3	Further delegation	14

8	The Executive Management	14
8.1	Organization	14
8.1.1	Appointment	14
8.1.2	Compensation	14
8.1.3	Responsibility	15
8.1.4	Further delegation	15
8.2	Powers and duties	15
8.3	Meetings of the Executive Management	15
8.3.1	Frequency	15
8.3.2	Convocation	16
8.3.3	Invitation	16
8.3.4	Chairpersonship	16
8.4	Resolutions	16
8.4.1	Attendance quorum	16
8.4.2	Majority and casting vote	16
8.4.3	Items not on the agenda	16
8.5	Minutes	16
8.6	Reporting	17

9	Miscellaneous	17
9.1	Duty of care and loyalty	17
9.2	Conflicts of interest	17
9.3	Confidentiality	18
9.4	Written form	18
9.5	Authority to sign	18
9.6	Indemnification and insurance	18
9.7	Final provisions	19

1	General provisions

1.1	Principles and scope of application

1
These organizational regulations (the "Regulations") were enacted by the board of directors of Aebi Schmidt Holding AG (the "Company") on the basis of Article 716b of the Swiss Code of Obligations ("CO") and Article 17 para. 2 of the articles of association of the Company (the "Articles").

2
These Regulations define the organization and responsibilities of the executive bodies of the Company (the "Executive Bodies"). They implement and supplement applicable law and the Articles by establishing binding rules regarding the organization of the Company and its subsidiaries (the "Group Companies" and, together with the Company, the "Group") and its overall management.

1.2	Executive Bodies

3	These Regulations govern the internal organization and corporate governance as well as functions, powers and duties of the following Executive Bodies and persons of the Company:

a)
the board of directors of the Company (the "Board") and its members (each a "Board Member"), including its chairperson (the "Chairperson"), its vice-chairperson (the "Vice-Chairperson") and its lead independent director (the "Lead Independent Director");

b)	the committees of the Board (the "Board Committees");

c)	the executive management of the Company (the "Executive Management") under the leadership of the chief executive officer of the Company (the "CEO");

d)	the secretary of the Board (the "Secretary").

1.3	Organization of the Group

4
The Company, as the listed parent company of the Group, controls directly or indirectly all subsidiaries (which, for the avoidance of doubt, shall include all types of legal entities controlled directly or indirectly by the Company) of the Group. The Company fulfils strategic, financial and management functions not only for itself, but also with respect to the Group companies and entities. In view of this group-wide function, the Board and the other Executive Bodies in general have to make determinations on matters that pertain to both the Company and its subsidiaries. Notwithstanding this, the Company respects the legal independence of all its subsidiaries according to applicable laws. It sets standards for the Group to allow for an efficient and harmonized steering of the Group subject to applicable legal limitations.

2	The Board of Directors

2.1	Constitution

5
The general meeting of shareholders of the Company (the "General Meeting") elects the Chairperson and the other Board Members in accordance with article 7 para. 5 of the Articles. PCS (as defined in article 16 of the Articles) has nomination rights in accordance with article 16 of the Articles.

6	The Board appoints one of its members as Vice-Chairperson for a term of office until completion of the next General Meeting.

7
The Board further appoints the Secretary (a person keeping the minutes and supporting in the preparation of the meetings of the Board (the "Board Meetings"), who does not need to be a member of the Board. The Secretary, for purposes of his or her duties related to the Secretary function, directly reports to the Chairperson.

8
The Board, upon recommendation of the Governance and Sustainability Committee, shall submit nominations of new Board Members for election at the General Meeting, which ensure an adequate size as well as a diverse and well-balanced composition of the Board, and that a majority of the Board Members are independent within applicable legal and stock exchange requirements.

2.2	Responsibilities

2.2.1	Principle

9
The Board is entrusted with the ultimate direction, the supervision and control of the management of the Company and the Group. It is authorized to pass resolutions on all matters which are not reserved for or delegated to the General Meeting or another body of the Company by law, the Articles or these Regulations.

2.2.2	Powers and duties

10	In particular, the Board shall have the following powers and duties:

a)	ultimate direction and issuing the necessary policies and directives with respect to the Company and the Group;

b)	determination of the organization and strategy with respect to the Company and the Group;

c)	determination of the accounting system, reporting and financial controls as well as the financial planning with respect to the Company and the Group;

d)
appointment and removal of the members of the Board Committees (except for the members of the Human Resources and Compensation Committee), the Secretary, the CEO and the other members of the Executive Management;

e)	granting and withdrawal of signatory rights;

f)
ultimate supervision of the persons entrusted with the management, in particular in view of compliance with the law (including stock exchange regulations and the rules of the U.S. Securities and Exchange Commission applicable to the Company), as it may change from time to time ("Applicable Law"), the Articles, these Regulations and other internal regulations, policies and directives;

g)
review and approval of the business report (including the annual report, the consolidated financial statements of the Group and the annual financial statements of the Company) and of the compensation report, the report on non-financial matters pursuant to art. 964c CO and other reports that are subject to approval by the Board, and receipt of the reports of the auditors;

h)	planning of the General Meeting of the Company and implementation of its resolutions;

i)	approval of quarterly reports and interim accounts;

j)	submission of a motion for debt-restructuring moratorium (Nachlassstundung) and notification of the court in case of over-indebtedness;

k)	execution of the tasks reserved to the Board by law in the context of changes of share capital;

l)	establishment of the dividend policy;

m)	approval of the consolidated Group budget;

n)	response to any takeover offer for the Company;

o)	decision on agreements related to mergers, spin-offs, conversions and/or transfers of assets (Vermögensübertragung) pursuant to the Swiss Merger Act (Fusionsgesetz) with respect to the Company;

p)	verification of the professional qualifications of the auditors in accordance with the statutory requirements;

q)	establishment of any code of conduct;

r)	determination of the authorities to approve investments, capital expenditures and other financial thresholds in the Charter of Competence (which are enacted separately by the Board); and

s)	approval of share buybacks of the Company.

2.2.3	Delegation of management

11
Where not stipulated as a Board responsibility in the law, the Articles or these Regulations, the Board delegates the management of the Company and the Group to the members of the Executive Management pursuant and subject to these Regulations.

2.2.4	Performance assessment

12
Once per year, the Board shall, under the direction of the Chairperson (in cooperation with the Lead Independent Director, if applicable), assess its proper performance as well as the performance of the CEO and the Executive Management.

2.3	Meetings of the Board of Directors

2.3.1	Frequency

13	Board Meetings shall be held as often as the business requires, but as a general rule at least four times per year.

2.3.2	Convocation

14
Board Meetings shall be convened by the Chairperson. In the absence of the Chairperson, another Board Member may convene a Board Meeting. Any Board Member may, in writing and stating the items to be discussed, request that the Chairperson call a Board Meeting.

2.3.3	Place

15
Board Meetings may be held in person, by telephone, by video conference or other electronic means. Unless otherwise decided by the Board, at least 50% of the Board Meetings shall take place physically in Switzerland with the majority of the Board Members present in person.

2.3.4	Invitation

16
The invitation to attend a regular Board Meeting shall be made in writing including by email, listing the items on the agenda, at least ten (10) calendar days in advance. In urgent or extraordinary cases, the Chairperson may convene a Board Meeting by some other appropriate manner and at shorter notice.

2.3.5	Agenda items

17
The agenda shall be prepared by the Chairperson. Motions for the agenda and any enclosures must be addressed to the Chairperson sufficiently in advance for the invitation and the motions to be circulated simultaneously, except in cases where urgency does not allow for keeping this time frame.

18
At Board Meetings, each Board Member shall be entitled to submit proposals regarding the items on the agenda. This right may also be exercised by way of correspondence. If all Board Members are present and agree, deviations from the formal requirements are permitted; in particular, decisions can be taken that relate to matters not stated on the agenda.

19
Furthermore, these formal requirements do not have to be observed if a Board Meeting is only convened to record the implementation of an approved change of the share capital or of the currency of the share capital, to pass resolutions regarding the corresponding changes to the Articles and to adopt a report on a capital increase.

2.3.6	Chairpersonship

20	The Board Meetings shall be chaired by the Chairperson or, in their absence, by the Vice-Chairperson or another Board Member.

2.3.7	Representation

21	Absent Board Members may not be represented.

2.4	Resolutions

2.4.1	Attendance quorum

22
The attendance quorum of the Board is met if at least half of the Board Members are present. Board Members may attend the Board Meetings by any means of communication (e.g., by telephone, video, internet/intranet or other technical means) and the requirement of presence is met if the Board Members are able to communicate simultaneously.

23
No attendance quorum is required to record the implementation of an approved change of share capital or a change in the currency of the share capital, to pass resolutions regarding the corresponding changes to the Articles and to adopt a report on a capital increase.

2.4.2	Majority and casting vote

24	Resolutions shall be passed by the majority of the votes cast. Abstentions shall not be counted. In case of a tie, the Chairperson shall not have a casting vote.

25	The affirmative majority of all Board Members, whether present or not, is required for a resolution on:

−	changes to these Regulations;

−	changes to the Charter of Competence;

−	an additional listing of the Company's shares on a stock exchange;

−
the decision to carry out a capital increase based on art. 3a and/or art. 3b of the Articles (i.e., within the conditional capital or the capital band) in the amount of more than 5% of the Company's issued share capital and, to the extent that the Board has already issued capital in a previous capital increase based on art. 3a and/or 3b of the Articles, or reserved such capital, any capital increase based on art. 3a and/or art. 3b of the Articles which would, together with such previous capital increase, exceed 5% of the Company's issued share capital.

2.4.3	Resolutions by written consent

26
Resolutions of the Board may also be passed in writing (including signed by way of DocuSign or another electronic signature that does not need to be in qualified form), by email or in other electronic form as determined by the Chairperson, unless a Board Member requests oral consideration within the period indicated in the corresponding motion. These circular resolutions shall be considered approved if all Board Members have given their written consent (including by email or in other electronic form as determined by the Chairperson).

2.5	Minutes

27
Minutes of the proceedings and resolutions of the Board shall be taken and signed by the Chairperson and the Secretary. If no Secretary has been appointed, or if the Secretary is not present at the Board Meeting, an ad-hoc secretary shall be appointed.

2.6	Information and right to information of the Board of Directors

2.6.1	Documents

28	The Board shall determine which written documents shall be regularly circulated for the information of the Board.

2.6.2	Right to request information

29	Any Board Member may request information about all matters concerning the Company and the Group reasonably necessary to fulfil the fiduciary duties of such Board Member.

30
At the Board Meetings, the CEO, if present, or the Chairperson or Lead Independent Director (or another person so designated by the Chairperson or Lead Independent Director) shall inform the Board on the current course of business and on important developments of the Company and the Group. In addition, at Board Meetings, all Board Members as well as all present members of the Executive Management shall be obliged to provide the information requested by any Board Member.

31
Outside of Board Meetings, any Board Member may request information concerning the course of the business of the Group and the Company as well as on specific business dealings/matters of the Company by addressing a written request (including by email) to the Chairperson with a copy to the Vice-Chairperson, the CEO and the Lead Independent Director (if applicable) for information. If the Chairperson rejects the Board Member's request for information, the respective Board Member may ask that the Board decide on such request. The Board shall be informed promptly of any extraordinary business development, and Board Members shall be informed of extraordinary occurrences promptly by way of circulating letter or by telephone or email.

2.6.3	Inspection rights

32
Board Members have, upon written request (including by email) to the Chairperson with a copy to the Vice-Chairperson, the CEO and the Lead Independent Director (if applicable), full and unrestricted access to the books and records of the Company. If the Chairperson rejects the Board Member's request for information, the respective Board Member may ask that the Board decide on such request request.

3	The Chairperson

33	The Chairperson has the following powers and duties:

a)
convening, after approval of the meeting agenda and information to be sent to the Board Members by the Lead Independent Director in accordance with section 5.2c) (if applicable), and chairing of Board Meetings, signing the minutes (together with the person keeping the minutes) and, where appropriate, liaising with the CEO in preparation of such Board Meetings;

b)	leading the yearly assessment of the Board;

c)
external communication, after consultation and in coordination with the CEO, on matters of general interest for the Company or the Group and outside the day-to-day operational management vis-à-vis shareholders, investors, the general public, and the media, and without prejudice to section 7.2;

d)	chairing the General Meetings and signing the minutes of such General Meetings (together with the person keeping the minutes);

e)	performing all other tasks which accrue to the Chairperson by law, the Articles or these Regulations.

34	The Chairperson has the right to inspect all books and files.

4	The Vice-Chairperson

35
As long as at least two directors nominated by PCS (as defined in article 15 of the Articles, the "Nominated Directors") are Board Members, the position of the Vice-Chair shall be filled by one of the Nominated Directors (except in case that the Chairperson is exceptionally a Nominated Director).

36	If the Chairperson is unable to exercise their office, the Vice-Chairperson shall act as their deputy.

37
The Vice-Chairperson, acting as deputy for the Chairperson, shall have the same powers and duties for the performance of their role as a deputy as those accruing to the Chairperson, but such powers and duties shall be confined to resolutions to be passed during the period of the representation.

38	If the Vice-Chairperson is unable to act as deputy, the longest serving Board Member shall take their office.

5	The Lead Independent Director

5.1	Appointment

39	If the Chairperson is not independent, the Board (upon proposal by the Governance and Sustainability Committee) appoints a Lead Independent Director who is to be confirmed annually.

5.2	Powers and duties

40
The Lead Independent Director coordinates the activities of the other independent Board Members and performs such duties and responsibilities as the Board may determine. He serves as liaison between the Chairperson and the independent Board Members, with whom he can call separate meetings.

41	The Lead Independent Director shall:

a)	convene and chair the independent Board Members' sessions taking place without the presence of the Chairperson, which shall occur as often as business requires, but at least once a year;

b)	preside at all other meetings at which the Chairperson and the Vice Chairperson are not present and provide prompt and candid feedback to the Chairperson and the CEO;

c)
approve meeting agendas and information sent to the Board Members, as well as meeting schedules to ensure that the Board and the Board Committees have sufficient time for discussion of all agenda items;

d)	work with the Governance and Sustainability Committee in the performance evaluation process of the Board and individual Board Members and personally conduct performance evaluations as appropriate;

e)
consider the design and organization of the Board, including review and vetting of potential nominees and committee structure and membership, and provide input to the Governance and Sustainability Committee;

f)	facilitate communication between Board Members and the Chairperson and the CEO, respectively, without becoming the exclusive means of such communication;

g)	monitor the Company's mechanism for receiving and responding to communications to the Board from shareholders; and

h)	monitor the Board' activities to ensure sound corporate governance and independence in deliberations.

42
In performing the duties described above, the Lead Independent Director is expected to consult with the chairpersons of the appropriate Board Committees and solicit their participation. In general, the Lead Independent Director chairs the Governance and Sustainability Committee.

6	The Board Committees

6.1	Board Committees and ad-hoc Board Committees

43
The Board delegates certain tasks to standing Board Committees and may, at any time, further designate one or more additional ad-hoc Board Committees as necessary, whereas the additional ad-hoc Board Committees shall not have any decision-making authority. The Chairperson, the Vice Chairperson, and such other Board Members approved by the respective chairperson of the Board Committee have the right to attend meetings of the Board Committees (unless such attendance would create an apparent conflict of interest).. The Board shall in particular have the following Board Committees:

a)	Audit Committee;

b)	Human Resources and Compensation Committee;

c)	Governance and Sustainability Committee.

6.2	Charters

44
The composition, powers and duties of the Board Committees are determined in the Articles and in separate committee charters, which form an integral part of these Regulations. The membership, powers and duties for ad-hoc committees are determined in the respective resolutions of the Board.

6.3	Composition

45
Subject to the powers of the General Meeting with respect to the Human Resources and Compensation Committee and unless otherwise determined by a Board Committee's charter or Applicable Law, each Board Committee is constituted by a chair and at least one further member, each appointed by the Board from among the Board Members in accordance with the Committee's charters. Membership of each Board Committee shall comply with the independence requirements as set forth in each Board Committee charter.

6.4	Term

46	Unless otherwise determined by a Board Committee's charter, the term of a membership in a Board Committee is one year from the date of appointment.

7	The CEO

7.1	Appointment

47	The Board appoints the CEO, upon motion of the Governance and Sustainability Committee.

7.2	Powers and duties

48
The CEO shall head and direct the Executive Management and be the contact person for the Board in its dealings with the Executive Management. As such, the CEO shall have the following duties and responsibilities:

a)	be responsible of the operational management of the Group under the supervision of the Board;

b)	be responsible for the Executive Management's good functioning and organization, and convene and chair its meetings;

c)	prepare and supervise the implementation of the resolutions of the Board;

d)	supervise the members of the Executive Management who shall report directly to the CEO;

e)
determine the Executive Management members' individual annual objectives taking into account the mid-term plan and the budget, and prepare and propose their individual compensation for the approval of the Board following a recommendation of the Human Resources and Compensation Committee (within the maximum amounts approved by the General Meeting);

f)	initiate, develop and manage the strategic planning process with the assistance of the relevant members of the Executive Management, and present the strategic plan to the Board for approval;

g)	subject to section 3 of these Regulations, be in charge of external communication;

h)
in coordination with the Chairperson and subject to section 3  of these Regulations, represent the Company vis-à-vis the shareholders and maintain the relations with shareholders and investors, particularly on matters relating to day-to-day operational management;

i)	present to the Governance and Sustainability Committee and to the Board a succession plan for the members of the Executive Management and key executives on an annual basis; and

j)
lead the process of determining the budget within the Group and present it to the Board for approval. Upon approval by the Board, it shall be the responsibility of the CEO to ensure that all expenditure is within the budget and meets the profitability targets at the different levels.

7.3	Further delegation

49
The CEO may delegate the implementation of the resolutions passed by the Board or a Board Committee to individual members of the Executive Management for execution (who may further delegate such tasks in accordance with section 8.1.4 of these Regulations). The CEO shall monitor the implementation of such resolutions.

8	The Executive Management

8.1	Organization

8.1.1	Appointment

50
Appointment and dismissal of the members of the Executive Management shall in principle be proposed by the CEO (other than with respect to himself), reviewed and recommended by the Governance and Sustainability Committee and approved by the Board.

51	The Executive Management consists of at least three members including the CEO and the chief financial officer.

8.1.2	Compensation

52
Compensation of the members of the Executive Management shall be proposed by the CEO, based on the achievement of objectives and benchmarking, reviewed and recommended by the Human Resources and Compensation Committee and decided by the Board (within the maximum amounts approved by the General Meeting).

8.1.3	Responsibility

53	The members of the Executive Management, under the leadership and direction of the CEO, are responsible for the management of the Group.

8.1.4	Further delegation

54
The members of the Executive Management may further delegate authorities in line with their responsibilities according to regulations issued by the Executive Management in accordance with section 8.2 of these Regulations.

8.2	Powers and duties

55	Subject and according to these Regulations, and under the leadership and direction of the CEO, the Executive Management has the following powers and duties:

a)
conduct the operational management of the Group, implement the strategic business policy, implement these Regulations and draw up the necessary additional regulations and directives for approval by the Board;

b)	prepare the business of the Board and implement its resolutions, directives and approved regulations;

c)
manage and supervise all ongoing business and transactions of the Group within the framework of these Regulations, save for decisions with extraordinary importance which require prior approval by the Board;

d)	prepare for approval by the Board and implement the accounting, financial control and the consolidated Group budget;

e)
prepare and present the annual financial statements, the quarterly accounts, the annual report as well as the report on non-financial matters to the Board or the competent Board Committee, as applicable;

f)	keep the Board informed on all matters of fundamental significance for the business; and

g)	ensure periodical and legally required reporting throughout the organization.

8.3	Meetings of the Executive Management

8.3.1	Frequency

56	The meetings of the Executive Management shall be convened as often as the business of the Company or the Group requires.

8.3.2	Convocation

57
Meetings shall be convened by the CEO or, in the CEO's absence, by another member of the Executive Management. Any member of the Executive Management may, in writing and stating the items to be discussed, request the CEO to promptly convene a meeting.

8.3.3	Invitation

58
The invitation to attend a meeting of the Executive Management shall be made in writing (including by email), indicating the agenda items, at least five (5) days in advance. The CEO may decide not to include incomplete motions, or motions submitted too late, in the agenda or may defer such motions to a later meeting.

59	In urgent cases, the CEO may convene the Executive Management in some other appropriate form at shorter notice.

8.3.4	Chairpersonship

60	The CEO shall chair the meetings of the Executive Management. The CEO may invite other persons who are not part of the Executive Management to attend the meeting in an advisory capacity.

8.4	Resolutions

8.4.1	Attendance quorum

61
The attendance quorum of the Executive Management is met if the majority of its members are present. Members of the Executive Management may attend the meetings of the Executive Management by any means of communication (e.g., by telephone, video, internet/intranet or other technical means) and the requirement of presence is met if the members of the Executive Management are able to communicate simultaneously.

8.4.2	Majority and casting vote

62	Resolutions shall be passed by a majority of the votes cast. Abstentions shall not be counted. In the event of a tie, the CEO shall have a casting vote.

8.4.3	Items not on the agenda

63	Items which are not on the agenda may only be decided upon if all the present members of the Executive Management consent to a decision being taken.

8.5	Minutes

64	The CEO shall arrange for appropriate minutes of the meetings of the Executive Management recording the substance of the meeting and any decisions taken.

65	Dissenting opinions, made for the record in the context of resolutions of the Executive Management, shall be recorded in the minutes.

8.6	Reporting

66
The CEO shall inform the Chairperson and the Lead Independent Director (if applicable) on an ongoing basis, and the Board regularly, of the course of business and the compliance with the budget and of exceptional occurrences outside the ordinary course of business. In particular, the CEO shall regularly inform the Board of market trends and of objectives and strategies of the Company.

67	Reporting to the Board shall be effected at the Board Meetings. Where appropriate, the CEO shall report to the Board in writing on matters pertaining to the Company and the Group.

68	The CEO may delegate the reporting to the Board to members of the Executive Management.

9	Miscellaneous

9.1	Duty of care and loyalty

69
Each Board Member and each member of the Executive Management shall be under a duty to carry out their responsibilities with due care and to safeguard the best interests of the Company which includes devoting the attention and time necessary for the fulfillment of the duties assigned to them.

9.2	Conflicts of interest

70	Each member of an Executive Body shall arrange their personal and business affairs to avoid an actual or potential conflict of interest.

71
Each member of an Executive Body is obliged to immediately make an appropriate notification if the circumstances change so that they might affect or appear to affect the respective member's independence or in case of a conflict of interest. In case of a new mandate, such notification must occur prior to accepting such mandate.

72
All conflicts of interest involving a member of an Executive Body, including conflicts of interest that constitute "related party transactions" under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, shall be reported to and reviewed by the Audit Committee in accordance with the terms of its charter. In addition, any conflict of interest involving a Board Member and other directorships or roles as described in the charter of the Governance and Sustainability Committee shall be reported to and reviewed by the Governance and Sustainability Committee in accordance with the terms of its charter.

73
For the purposes of this section, a Nominated Director (as defined in section 4 of these Regulations) is not deemed to have a conflict solely because of the nomination by PCS (as defined in article 15 of the Articles) if they participate (and decide on) matters listed in paragraph 25 of these Regulations or matters that similarly affect all shareholders.

9.3	Confidentiality

74
The members of the Executive Bodies shall keep at all times strictly confidential and refrain from disclosing to third parties any information and documents relating to the Company and/or the Group which they received, or which came to their attention in connection with their function as members of Executive Bodies, except for information already in the public domain. This obligation and duty continues even after the expiration of the term of office.

75
At the latest on expiry of their term of office, the members of the Executive Bodies shall, at the sole discretion of the Company, destroy all documents relating to the Company and/or the Group or return the same. Such destruction or return shall be confirmed in writing by the respective member. If required, for example in case of legal proceedings, the member can access relevant documents at the office of the Secretary.

9.4	Written form

76
Wherever reference is made in these Regulations to written communication, this may be done by any method of transmission which enables evidence of forwarding of the text and evidence of receipt of the message to be produced, i.e. for example by email.

9.5	Authority to sign

77	All persons authorized to represent the Company shall sign jointly with one other such person.

9.6	Indemnification and insurance

78
In accordance with the terms of article 25 para. 3 of the Articles and this Section 9.6 and subject to the limitations of Applicable Law, the Company shall agree to indemnify and hold harmless, to the full extent permitted by Applicable Law, any current and former members of the Executive Bodies (each an "Indemnitee") for any damage suffered by them as a result of any threatened, pending or completed actions, claims or proceedings, or settlements thereof, in connection with their services as members of the Executive Bodies for the Company or any of the Company's subsidiaries, and to provide advances on such amounts (including advances on expenses reasonably incurred).

79
The more specific terms and conditions of the Company's obligation to indemnify shall be agreed in separate indemnification agreements by the Company with the members of the Executive Bodies in a form approved by the Board.

80
Notwithstanding the foregoing, the Company is not obligated to indemnify an Indemnitee with respect to actions, claims or proceedings resulting from an intentional or grossly negligent breach of duty by such Indemnitee.

81	The Company will procure directors' and officers' liability insurance for the members of the Executive Bodies in line with customary practice for Swiss companies listed in the United States.

9.7	Final provisions

82	These Regulations come into effect on the first day of trading of the Company’s shares on the NASDAQ Global Select Market.

83	These Regulations shall be verified and, if necessary, amended as deemed appropriate but at least every two years.

Chairperson	Secretary

/s/ Peter Spuhler	/s/ Nadja Ceregato

Peter Spuhler	Nadja Ceregato